EXHIBIT 4.2

SKYWORKS SOLUTIONS, INC.
(as Issuer)

and

U.S. BANK NATIONAL ASSOCIATION
(as Trustee)

First Supplemental Indenture

Dated as of May 26, 2021

THIS FIRST SUPPLEMENTAL INDENTURE, between Skyworks Solutions, Inc., a Delaware corporation (the “Issuer”), having its principal office at 5260 California Avenue, Irvine, California 92617, and U.S. Bank National Association, as trustee (the “Trustee”), is made and entered into as of this 26th day of May, 2021.

RECITALS OF THE ISSUER

WHEREAS, the Issuer and the Trustee executed and delivered an Indenture dated as of May 26, 2021 (the “Indenture”), to provide for the issuance by the Issuer from time to time of debt securities;

WHEREAS, capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Indenture, as supplemented;

WHEREAS, pursuant to a board resolution, the Issuer has authorized the issuance of $500,000,000 of its 0.900% Senior Notes due 2023 (the “Senior Notes”);

WHEREAS, the Issuer desires to establish the terms of the Senior Notes in accordance with Section 2.01 of the Indenture; and

WHEREAS, this First Supplemental Indenture shall modify the Indenture only with respect to the Senior Notes.

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1.       Definitions. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Acquisition” means the acquisition by the Issuer of certain assets, rights, and properties of, and assumption of certain liabilities, comprising the infrastructure and automotive business of Silicon Laboratories Inc. pursuant to the Purchase Agreement.

“Change of Control” means the occurrence of any of the following:  (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than the Issuer or one of its Subsidiaries; (2) the adoption of a plan relating to the Issuer’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the Issuer or its Subsidiaries, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Issuer’s Voting Stock or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) the Issuer consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into the Issuer, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Issuer or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction.

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“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Corporate Trust Office” means, the office of the Trustee in the City of New York at which at any particular time this First Supplemental Indenture shall be principally administered, which office at the date hereof is located at U.S. Bank National Association, 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071; Attn: B. Scarbrough (Skyworks Solutions, Inc.).

“First Supplemental Indenture” means this First Supplemental Indenture, as amended or supplemented from time to time.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Issuer.

“Par Call Date” means June 1, 2022.

“Purchase Agreement” means the Asset Purchase Agreement dated as of April 22, 2021 by and between Silicon Laboratories Inc. and the Issuer.

“Rating Agency” means (1) each of S&P and Fitch; and (2) if any of S&P and Fitch ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Issuer (as certified by a resolution of the Board of Directors) as a replacement for such rating agency.

“Ratings Event” means the rating of the Senior Notes is lowered by both Rating Agencies and the Senior Notes are rated below Investment Grade by both Rating Agencies on any day during the period (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the earlier of the date of the first public occurrence of a Change of Control or the date of public notice of an agreement that, if consummated, would result in a Change of Control and ending 60 days following consummation of such Change of Control.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated on or about the Issue Date, among the Issuer, the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified, replaced or refinanced from time to time (such amendment, restatement, amendment and restatement, supplement, modification, replacement or refinancing may be successive or non-successive), including by means of one or more other credit agreements or credit facilities; provided that any such amendment, restatement, amendment and restatement, supplement, modification, replacement or refinancing is in the form of a revolving credit facility (or similar arrangement).

“Senior Notes” has the meaning assigned in the Recitals.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

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ARTICLE II.

TERMS OF THE NOTES

SECTION 2.1.       Title. The Senior Notes shall constitute a series of Notes having the title “0.900% Senior Notes due 2023” and shall be in the form attached as Exhibit A.

SECTION 2.2         Aggregate Principal Amount. The aggregate principal amount of the Senior Notes that may be authenticated and delivered under this First Supplemental Indenture shall be unlimited; provided that the Issuer complies with the provisions of this First Supplemental Indenture.

SECTION 2.3.        Maturity. The entire outstanding principal amount of the Senior Notes shall be payable on June 1, 2023.

SECTION 2.4.       Interest. The Senior Notes shall accrue interest at a rate of 0.900% per year. Interest shall accrue on the Senior Notes from the most recent Interest Payment Date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the Issue Date of the Senior Notes), payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2021. The Record Dates for payment of interest shall be May 15 and November 15 of each year.

SECTION 2.5.       Place of Payment. The place where the principal of (and premium, if any) and interest, if any, with respect to the Senior Notes shall be payable shall be the Corporate Trust Office.

SECTION 2.6.       Optional Redemption.

(a)               If the Issuer elects to redeem the Senior Notes pursuant to the optional redemption provisions of Section 2.6(i), it shall furnish to the Trustee, at least 15 days but not more than 60 days before the Redemption Date, an Officer’s Certificate setting forth (1) the Redemption Date, and (2) the CUSIP and/or ISIN numbers of the Senior Notes.

(b)               If fewer than all the Senior Notes are to be redeemed, the particular Senior Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee from the Outstanding Senior Notes not previously called for redemption, pro rata, by lot or by such other method as the Trustee shall deem fair and appropriate and in accordance with the applicable procedures of DTC in the case of Global Notes, and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the Senior Notes or any integral multiple thereof) of the principal amount of Senior Notes of a denomination larger than the minimum authorized denomination for the Senior Notes.

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(c)               The Trustee shall promptly notify the Issuer in writing of the Senior Notes selected for redemption and, in the case of any Senior Notes selected for partial redemption, the principal amount thereof to be redeemed.

(d)              For all purposes of this First Supplemental Indenture, unless the context otherwise requires, all provisions relating to the redemption of Senior Notes shall relate, in the case of any Senior Note redeemed or to be redeemed only in part, to the portion of the principal of such Senior Note which has been or is to be redeemed.

(e)               Notice of redemption to the Holders of Senior Notes to be redeemed as a whole or in part at the option of the Issuer shall be given by first-class mail, postage prepaid, mailed or otherwise delivered electronically to holders of Global Notes, with a copy to the Trustee not fewer than 15 nor more than 60 days prior to the Redemption Date, to each such Holder at such Holder’s last address appearing in the Security Register. All notices of redemption shall state:

(i)            the Redemption Date;

(ii)           the Redemption Price, or if not then ascertainable, the manner of calculating the Redemption Price;

(iii)          if fewer than all Outstanding Senior Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the Senior Notes to be redeemed from the Holder to whom the notice is given and that on and after the Redemption Date, upon surrender of such Senior Note, a new Senior Note or Senior Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued in accordance with Section 2.6(h);

(iv)          that on the Redemption Date the Redemption Price shall become due and payable upon each Senior Note called for redemption, and that interest, if any, thereon shall cease to accrue from and after said date;

(v)           the place where Senior Notes called for redemption are to be surrendered for payment of the Redemption Price, which shall be the office or agency maintained by the Issuer pursuant to Section 9.02 of the Indenture;

(vi)          the name and address of the Paying Agent;

(vii)        that the Senior Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price; and

(viii)       the CUSIP and/or ISIN number, and that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN number, if any, listed in such notice or printed on the Senior Notes.

Notice of redemption of Senior Notes shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer; provided, that if the Issuer requests the Trustee to give such notice, it shall provide an execution version of such notice to the Trustee at least five days prior to the date such notice is required to be sent to the Holders (or such shorter period as shall be acceptable to the Trustee).

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(f)                On or prior to 10:00 a.m., New York City time, on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 9.03 of the Indenture) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Senior Notes which are to be redeemed on that date.

(g)               Notice of redemption having been given as aforesaid, the Senior Notes (or portions thereof) so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price plus accrued and unpaid interest to, but not including, the Redemption Date therein specified and from and after such date (unless the Issuer shall default in the payment of the Redemption Price) such Senior Notes shall cease to bear interest. Upon surrender of such Senior Notes for redemption in accordance with the notice, such Senior Notes shall be paid by the Issuer at the Redemption Price. Any installment of interest due and payable on or prior to the Redemption Date shall be payable to the Holders of such Senior Notes registered as such on the relevant Record Date according to the terms and the provisions of Section 2.06 of the Indenture. If any Senior Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor by the Senior Note.

(h)               Any Senior Note that is to be redeemed only in part shall be surrendered at the office or agency maintained by the Issuer pursuant to Section 9.02 of the Indenture (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form reasonably satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or the Holder’s attorney duly authorized in writing) and the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of such Senior Note without service charge and at the expense of the Issuer, a new Senior Note or Senior Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of such Senior Note so surrendered.

(i)                 At any time and from time to time, on or after the Par Call Date, the Issuer may redeem the Senior Notes at its option, either in whole or in part, upon at least 15 days, but not more than 60 days, prior notice given by mail to the registered address of each Holder of the Senior Notes to be redeemed or otherwise delivered electronically to Holders of Global Notes, with a copy to the Trustee, at a redemption price equal to 100% of the aggregate principal amount of the Senior Notes to be redeemed on the redemption date, plus accrued and unpaid interest on such notes to, but excluding, the Redemption Date. The Senior Notes shall not be redeemable prior to the Par Call Date, except pursuant to Section 2.7.

Any redemption pursuant to this Section 2.6(i) shall be made pursuant to the provisions of Section 2.6(a) through (h).

SECTION 2.7.       Special Mandatory Redemption. If (i) the consummation of the Acquisition does not occur on or before 5:00 p.m. New York City time on October 29, 2021, (ii) the Issuer notifies the Trustee and the Holders of the Senior Notes that the Issuer will not pursue the consummation of the Acquisition or (iii) the Purchase Agreement has been terminated without the consummation of the Acquisition (each of (i), (ii) and (iii), a “Special Mandatory Redemption Trigger”), the Issuer shall be required to redeem the Senior Notes then Outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

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In the event that the Issuer becomes obligated to redeem the Senior Notes pursuant to the Special Mandatory Redemption, the Issuer shall promptly, and in any event not more than two Business Days after the date on which a Special Mandatory Redemption Trigger occurred, deliver notice to the Trustee and the Holders of the Senior Notes of the Special Mandatory Redemption and the date upon which the Senior Notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be on or about the fifth Business Day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered Holder of Senior Notes to be redeemed. At the Issuer’s request given at least two Business Days before such notice is to be sent, the Trustee shall then promptly mail, or electronically deliver, according to the procedures of DTC, such notice of Special Mandatory Redemption to each registered Holder of the Senior Notes to be redeemed. Unless the Issuer defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes to be redeemed.

Notwithstanding the foregoing, installments of interest on any Senior Notes that are due and payable on interest payment dates falling on or prior to the Special Mandatory Redemption Date will be payable on such interest payment dates to the registered Holders as of the close of business on the relevant record dates in accordance with the Senior Notes and the Indenture.

SECTION 2.8.       Change of Control Repurchase.

(a)               If a Change of Control Repurchase Event occurs, unless the Issuer has redeemed the Senior Notes as set forth in Section 2.6 or in Section 2.7, the Issuer shall be required to make an offer to each Holder of the Senior Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus any accrued and unpaid interest on the Senior Notes repurchased to, but not including, the date of repurchase.

(b)               Within 30 days following any Change of Control Repurchase Event or, at the option of the Issuer, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer shall send a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Senior Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c)               The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.8, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.8 by virtue of compliance with such securities laws or regulations.

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(d)              On the repurchase date following a Change of Control Repurchase Event, the Issuer shall, to the extent lawful:

(i)            accept for payment all the Senior Notes or portions of the Senior Notes properly tendered pursuant to its offer;

(ii)           deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Senior Notes or portions of the Senior Notes properly tendered; and

(iii)          deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes being purchased by the Issuer.

(e)              The Paying Agent shall promptly mail or deliver by wire transfer to each Holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered.

(f)               The Issuer shall not be required to make an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.

(g)              Should the Issuer choose to exercise its rights under Section 3.02 of the Indenture, it shall no longer be obligated to make an offer to repurchase the Senior Notes following a Change of Control Repurchase Event.

SECTION 2.9.       Issue Date. The Issue Date of the Senior Notes is May 26, 2021.

SECTION 2.10.     Issue Price. The issue price of the Senior Notes is 99.970% of the aggregate principal amount of the Senior Notes.

SECTION 2.11.    Definitive and Global Notes. The Senior Notes are issuable in whole or in part in the form of Global Notes and the Depositary for such Global Notes shall be DTC.

SECTION 2.12.     Denomination. The Senior Notes shall be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.13.     Defeasance and Discharge of Covenants upon Deposit of Moneys, U.S. Government Obligations.

(a)              Sub-clause (b) of the first paragraph of Section 3.02 of the Indenture is hereby supplemented to add after “9.07” thereof:

“and Section 2.8 of the First Supplemental Indenture”

(b)              The last sentence of the third to last paragraph of Section 3.02 of the Indenture is hereby supplemented to add to the end thereof:

“and the Issuer shall no longer be obligated to make an offer under Section 2.8 of the First Supplemental Indenture upon the occurrence of a Change of Control.”

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SECTION 2.14.    Events of Default.

(a)               In addition to the Events of Default set forth in Section 4.01 of the Indenture, the Senior Notes shall include the following additional Event of Default designated as clauses (8) and (9) of such Section, which shall be deemed an Event of Default under Section 4.01 of the Indenture:

“(8) a failure by the Issuer to repurchase Senior Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 2.8 of the First Supplemental Indenture; and

(9) a failure by the Issuer to redeem the Senior Notes (as defined in the First Supplemental Indenture) following the occurrence of a Special Mandatory Redemption Trigger (as defined in the First Supplemental Indenture).”

SECTION 2.15.    Limitation on Liens. Section 9.06 of the Indenture shall be amended by including the following additional exceptions designated as clauses (11) and (12) of such Section:

“(11) liens existing on the date of the prospectus supplement dated May 12, 2021; and

(12) liens securing obligations under the Revolving Credit Agreement (as defined in the First Supplemental Indenture) in an aggregate amount not to exceed $750,000,000.”

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

SKYWORKS SOLUTIONS, INC.

By:	/s/ Kris Sennesael
Name:	Kris Sennesael
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name:	Bradley E. Scarbrough
Title:	Vice President

EXHIBIT A

Form of Senior Note

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No. R- [●]

0.900% Senior Note due 2023

CUSIP No. 83088M AJ1
ISIN No. US83088MAJ18
Principal Amount $[●]

SKYWORKS SOLUTIONS, INC., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum listed on the Schedule of Increases or Decreases in Global Note attached hereto on June 1, 2023.

Interest Payment Dates: June 1 and December 1, beginning on December 1, 2021.

Record Dates: May 15 and November 15.

Additional provisions of this Senior Note are set forth on the other side of this Senior Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

SKYWORKS SOLUTIONS, INC.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION, as Trustee,

certifies that this is one of the Senior Notes referred to in the First Supplemental Indenture.

By:
Authorized signatory

[REVERSE SIDE OF NOTE]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[●]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee

0.900% Senior Notes due 2023

1.	Interest

SKYWORKS SOLUTIONS, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Senior Note at the rate per annum shown above. The Issuer shall pay interest semiannually on June 1 and December 1 of each year, beginning on December 1, 2021. The Record Dates for payment of interest shall be May 15 and November 15 of each year. Interest on this Senior Note shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from May 26, 2021 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Issuer shall pay interest on this Senior Note (except defaulted interest) to the Persons who are registered Holders at the close of business on the Record Date. Holders must surrender this Senior Note to a Paying Agent to collect principal payments. Payments in respect of this Senior Note represented by a Global Note (including principal, premium, if any, and interest) shall be made in immediately available funds to DTC or its nominees, as the case may be, as the Holder of such Global Note. The Issuer shall make all payments in respect of any certificated Senior Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof or, upon request of a Holder of at least $1,000,000 aggregate principal amount of Senior Notes, by wire transfer to an account located in the United States by the payee.

3.	Paying Agent and Registrar

Initially, U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), shall act as Paying Agent and Registrar. The Issuer may act as Paying Agent.

4.	Indenture

The Issuer issued this Senior Note under an Indenture dated as of May 26, 2021 (the “Base Indenture”), between the Issuer and the Trustee, as supplemented by the First Supplemental Indenture, dated as of May 26, 2021 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The terms of this Senior Note include those stated in the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This Senior Note is subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions. In the event of a conflict between any provision of this Senior Note and the Indenture, the Indenture shall govern such provision.

This Senior Note is a senior unsecured obligation of the Issuer of which an unlimited aggregate principal amount may be at any one time Outstanding. The Indenture imposes certain limitations on the ability of the Issuer and its Significant Subsidiaries to, among other things, create or incur Liens and enter into certain Sale-Leaseback Transactions. The Indenture also imposes limitations on the ability of the Issuer to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property.

5.	Optional Redemption

At any time and from time to time, on or after June 1, 2022 (the “Par Call Date”), the Issuer may redeem the Senior Notes at its option, either in whole or in part, upon at least 15 days, but not more than 60 days, prior notice given by mail to the registered address of each Holder of the Senior Notes to be redeemed or otherwise delivered electronically to Holders of Global Notes, with a copy to the Trustee, at a redemption price equal to 100% of the aggregate principal amount of the Senior Notes to be redeemed on the Redemption Date, plus accrued and unpaid interest on such notes to, but excluding, the Redemption Date. The Senior Notes shall not be redeemable prior to the Par Call Date, except pursuant to Section 2.7.

6.	Special Mandatory Redemption

If (i) the consummation of the Acquisition does not occur on or before 5:00 p.m. New York City time on October 29, 2021, (ii) the Issuer notifies the Trustee and the Holders of the Senior Notes that the Issuer will not pursue the consummation of the Acquisition or (iii) the Purchase Agreement has been terminated without the consummation of the Acquisition (each of (i), (ii) and (iii), a “Special Mandatory Redemption Trigger”), the Issuer shall be required to redeem the Senior Notes then Outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

In the event that the Issuer becomes obligated to redeem the Senior Notes pursuant to the Special Mandatory Redemption, the Issuer shall promptly, and in any event not more than two Business Days after the date on which a Special Mandatory Redemption Trigger occurred, deliver notice to the Trustee and the Holders of the Senior Notes of the Special Mandatory Redemption and the date upon which the Senior Notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be on or about the fifth Business Day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered Holder of Senior Notes to be redeemed. At the Issuer’s request given at least two Business Days before such notice is to be sent, the Trustee shall then promptly mail, or electronically deliver, according to the procedures of DTC, such notice of Special Mandatory Redemption to each registered Holder of the Senior Notes to be redeemed. Unless the Issuer defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes to be redeemed.

Notwithstanding the foregoing, installments of interest on any Senior Notes that are due and payable on interest payment dates falling on or prior to the Special Mandatory Redemption Date will be payable on such interest payment dates to the registered Holders as of the close of business on the relevant record dates in accordance with the Senior Notes and the Indenture.

7.	Sinking Fund

This Senior Note is not subject to any sinking fund.

8.	Notice of Redemption

If the Issuer elects to redeem this Senior Note pursuant to Section 5 hereof, it shall furnish the Trustee, at least 15 days but not more than 60 days before the Redemption Date, an Officer’s Certificate setting forth (1) the Redemption Date and (2) the CUSIP and/or ISIN numbers of this Senior Note.

Such notice of redemption to the Holders of this Senior Note at the option of the Issuer shall be given by first-class mail, postage prepaid, mailed or otherwise delivered electronically to holders of Global Notes, with a copy to the Trustee, not fewer than 15 nor more than 60 days prior to the Redemption Date to each such Holder at such Holder’s last address appearing in the Senior Note Register.

9.	Repurchase of this Senior Note at the Option of Holders upon Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless the Issuer has exercised its right to redeem this Senior Note as described in the Indenture, the Issuer will be required to make an offer to each Holder of this Senior Note to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of the applicable percentage of this Senior Note at a repurchase price in cash equal to 101% of the aggregate principal amount of such percentage of this Senior Note plus any accrued and unpaid interest on this Senior Note repurchased to, but not including, the date of repurchase, as provided in, and subject to the terms of, the Indenture.

10.	Denominations; Transfer; Exchange

Senior Notes may be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange this Senior Note in accordance with the Indenture. Upon any transfer or exchange, the Issuer and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Issuer need not register the transfer of or exchange this Senior Note if selected for redemption (except, in the event it will be redeemed in part, the portion not to be redeemed) or to transfer or exchange this Senior Note for a period of 15 days prior to a selection of Senior Notes to be redeemed.

11.	Persons Deemed Owners

With certain exceptions, the registered Holder of this Senior Note may be treated as the owner of it for all purposes.

12.	Unclaimed Money

Subject to applicable abandoned property laws, if money for the payment of principal or interest, if any, remains unclaimed for two years, the Trustee shall pay the money back to the Issuer at its request. After any such payment, Holders entitled to the money must look to the Issuer for payment as unsecured general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

13.	Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under this Senior Note and the Indenture if the Issuer deposits with the Trustee U.S. dollars or non-callable U.S. Government Obligations for the payment of principal of, premium, if any, and interest on, this Senior Note to redemption or maturity, as the case may be.

14.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended under certain circumstances with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Notes and (ii) certain defaults may be waived with the written consent of the Holders of at least a majority in principal amount of the Outstanding Senior Notes. Subject to certain exceptions set forth in the Indenture, without the consent of the Holders of any Senior Notes, the Issuer and the Trustee may amend the Indenture: (i) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants of the Issuer under the Indenture and the Senior Notes; (ii) to add to the covenants of the Issuer for the benefit of Holders of the Senior Notes or to surrender any right or power conferred upon the Issuer; (iii) to add any additional events of default for the benefit of Holders of the Senior Notes; (iv) to add to or change any of the provisions of the Indenture as necessary to permit or facilitate the issuance of Senior Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Senior Notes in uncertificated form; (v) to secure the Senior Notes; (vi) to add or appoint a successor or separate Trustee; (vii) to cure any ambiguity, defect or inconsistency; (viii) to supplement any of the provisions of the Indenture as necessary to permit or facilitate the defeasance and discharge of Senior Notes; provided that the interests of the holders of the Senior Notes are not adversely affected in any material respect; (ix) to make any other change that would not adversely affect the Holders of the Senior Notes; (x) to make any change necessary to comply with any requirement of the Commission in connection with the qualification of the Indenture or any supplemental Indenture under the TIA; (xi) to conform the Indenture to the section entitled “Description of the Notes” in the prospectus supplement dated May 12, 2021 relating to the Senior Notes; and (xii) to reflect the issuance of additional Notes as permitted by Section 2.01 and Section 2.02 of the Indenture.

15.	Defaults and Remedies

If any Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) with respect to this Senior Note occurs and is continuing, then either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Notes may declare the principal of all Outstanding Senior Notes, and the interest to the date of acceleration, if any, accrued thereon, to be immediately due and payable by notice in writing to the Issuer (and to the Trustee if given by Holders) specifying the Event of Default. If an Event of Default relating to a merger or certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, then the principal amount of all the Senior Notes then Outstanding and interest accrued thereon, if any, shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the Senior Notes, to the full extent permitted by applicable law.

Under certain circumstances, the Holders of a majority in principal amount of the Outstanding Senior Notes may rescind any such acceleration with respect to the Senior Notes and its consequences.

No Holder of this Senior Note may institute any action, unless and until: (i) such Holder has given the Trustee written notice of a continuing Event of Default with respect to the Senior Notes; (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Notes have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder; (iii) such Holder or Holders has or have offered the Trustee, and if requested, provided indemnity or security reasonably satisfactory against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes.

16.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of this Senior Note and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee.

17.	Authentication

This Senior Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Senior Note.

18.	Governing Law

THIS SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO RULES GOVERNING THE CONFLICTS OF LAW.

19.	CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers to be printed on this Senior Note and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on this Senior Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder of this Senior Note upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Senior Note.